Exhibit 99.1

Contact: William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, July 30, 2013 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2013.

For the quarter ended June 30, 2013, the Company reported a net loss of $6,786,000 or $0.11 per share, compared with a net loss of $885,000 or $0.01 per share for the second quarter of 2012.  For the six-month period ended June 30, 2013, the Company reported a net loss of $12,561,000 or $0.20 per share, compared with a net loss of $5,145,000 or $0.09 per share, for the six-month period ended June 30, 2012.

At June 30, 2013, the Company had a total of approximately $111,114,000 in cash, equivalents and marketable securities.

Operational Update

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Data from the Company’s Phase 2 trial in colorectal cancer (CRC) presented at the 2013 ASCO Annual Meeting included trends in improved progression free survival (PFS), overall response rate (ORR) and overall survival (OS) in patients who received tivantinib in combination with irinotecan and cetuximab.

●
Enrollment in the Phase 3 METIV-HCC trial in hepatocellular carcinoma (HCC) is proceeding as planned following the initiation of this trial in January, 2013 toward the goal of recruiting approximately 300 patients at 120 clinical sites.

●
A recent exploratory analysis of the MET IHC (immunohistochemistry) sub-group from the MARQUEE trial in non-squamous non-small cell lung cancer (NSCLC) demonstrated that the MET high tivantinib group showed a substantial improvement in OS relative to control, a benefit not seen in the intent-to-treat (ITT) population; complete data from this trial are planned for presentation at the European Cancer Congress in the fall of 2013.

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A focused workforce reduction of approximately 25 positions effective immediately has resulted in total personnel at the Company numbering approximately 67; as a result, current cash, cash equivalents and marketable securities will be sufficient to fund the Company’s working capital and capital requirements into 2016, with no impact on current financial guidance for 2013.  This action is intended to align human and financial resources with the Company’s primary focus on clinical-stage development, while retaining its core discovery capabilities.

“Data from a randomized, placebo-controlled, double-blind, Phase 2 clinical trial with tivantinib in combination with cetuximab and irinotecan in patients with relapsed or refractory KRAS wild-type metastatic CRC were presented at the 2013 ASCO Annual Meeting,” said Paolo Pucci, chief executive officer of ArQule.  “These data analyses identified signals of clinical benefit in trends toward improved PFS, ORR and OS.

“We are pleased to report that well over one half of the clinical sites participating in our pivotal Phase 3 METIV-HCC trial have been opened,” said Mr. Pucci.  “Significant interest among clinical investigators is fueling momentum in patient screening at centers in Europe and the U.S.

“We expect that today’s announced workforce reduction and a number of additional cost containment initiatives will extend our financial runway into 2016,” said Mr. Pucci. “While we retain our core discovery capabilities we have now created the financial flexibility to continue to develop our proprietary pipeline.  These combined actions serve to harmonize our financial timeline with anticipated clinical development milestones.”

Revenues and Expenses

The Company reported total revenues of $4,436,000 for the quarter ended June 30, 2013, compared with revenues of $11,829,000 for the second quarter of 2012.  Revenues for the six months ended June 30, 2013 were $10,097,000, compared with revenues of $20,327,000 for the six months ended June 30, 2012.

The $7.4 million revenue decrease in the three months ended June 30, 2013 is primarily due to revenue decreases of $4.9 million from our Daiichi Sankyo research collaboration that ended in November 2012 and $2.3 million from our Daiichi Sankyo tivantinib program.  The $10.2 million revenue decrease in the six months ended June 30, 2013 was primarily due to revenue decreases of $9.8 million from our Daiichi Sankyo research collaboration that ended in November 2012, $0.4 million from our Daiichi Sankyo ARQ 092 agreement that ended in June 2013, and $1.8 million from our Daiichi Sankyo tivantinib program. These decreases were partially offset by $1.8 million of other revenue related to a one-time research project.

Total costs and expenses for the quarter ended June 30, 2013 were $11,280,000 compared with $12,785,000 for the second quarter of 2012.  Total costs and expenses for the six months ended June 30, 2013 were $22,861,000 compared with $25,687,000 for the same period in 2012.

Research and development costs for the three and six-month periods ended June 30, 2013 were $8,082,000 and $16,263,000 respectively, compared with $9,271,000 and $18,574,000 for the 2012 three and six-month periods.  The lower research and development costs and expenses in the 2013 periods were due to lower outsourced clinical and product development costs related to Phase 1 and Phase 2 programs for tivantinib and pipeline programs, as well as lower labor related costs.

General and administrative costs for the three and six-month periods ended June 30, 2013 were $3,198,000 and $6,598,000 respectively, compared with $3,514,000 and $7,113,000 for the 2012 three and six-month periods.

Confirmed 2013 Financial Guidance

As previously stated, for 2013 ArQule expects net use of cash to range between $40 and $45 million.  Revenues are expected to range between $12 and $15 million.  Net loss is expected to range between $28 and $31 million, and net loss per share is expected to range between $(0.45) and $(0.50). ArQule expects to end 2013 with between $85 and $90 million in cash and marketable securities.

Conference Call and Webcast

Date:	Tuesday, July 30, 2013
Time:	9:00 a.m. Eastern Time
Conference Call Numbers
Domestic:	877-868-1831
International:	914-495-8595
Web cast:	http://investors.arqule.com/events.cfm

A replay of the conference call will be available beginning two hours after the completion of the call through August 1, 2013 and can be accessed by dialing toll-free 855-859-2056 and outside the U.S. 404-537-3406.  The replay access code is 19175389.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR); ARQ 621, designed to inhibit the Eg5 kinesin motor protein; and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development and its ability to fund operations with current cash and marketable securities. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 087, ARQ 092, ARQ 621 and ARQ 736 may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company as well as Daiichi Sankyo, Inc. and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible.  There is a risk that these issues may not be successfully resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be.  In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, the Company might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Data)

Research and development revenue (1)	$4,436	$11,829	$10,097	$20,327

Costs and expenses:
Research and development	8,082	9,271	16,263	18,574
General and administrative	3,198	3,514	6,598	7,113
Total costs and expenses	11,280	12,785	22,861	25,687

Loss from operations	(6,844)	(956)	(12,764)	(5,360)

Interest income	132	79	283	144
Interest expense	(6)	(6)	(10)	(12)
Other income (expense)	(68)	(2)	(70)	83

Net loss	(6,786)	(885)	(12,561)	(5,145)

Unrealized gain (loss) on marketable securities	(67)	(126)	(58)	(107)
Comprehensive loss	$(6,853)	$(1,011)	$(12,619)	$(5,252)

Basic and diluted net loss per share:
Net loss per share	$(0.11)	$(0.01)	$(0.20)	$(0.09)

Weighted average basic and diluted common shares outstanding	62,473	60,891	62,429	57,351

(1)
Research and development revenue is shown net of collaboration contra-revenue of zero and $0.2 million, and zero and $3.4 million for the three and six months ended June 30, 2013 and 2012, respectively.

Balance sheet data (in thousands):	June 30, 2013	December 31, 2012

Cash, equivalents and marketable securities- short term	$80,096	$79,271
Marketable securities- long term	31,018	51,328
	$111,114	$130,599

Total assets	$114,745	$134,193

Notes payable	$1,700	$1,700

Stockholders’ equity	$70,935	$81,029

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